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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Stockholders and Board of Directors of
The Gillette Company

We consent to incorporation by reference herein of our report dated February 20, 2004 related to the consolidated balance sheets of The Gillette Company and subsidiary companies as of December 31, 2003 and 2002, and the related consolidated statements of income, cash flows and stockholders' equity for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of The Gillette Company.



/s/ KPMG LLP


Boston, Massachusetts
May 24, 2004